FOR IMMEDIATE RELEASE
March 14, 2007

Contact:   Jesus R. Adia
           President and Chief Executive Officer
           (718) 677-4414

               Flatbush Federal Bancorp, Inc. Reports Earnings for
                    Quarter and Year Ended December 31, 2006

Brooklyn,  NY - Flatbush  Federal Bancorp,  Inc. (the "Company"),  (OTC Bulletin
Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association (the "Association"), announced consolidated net income of $58,000, or $0.02 per share, for the quarter ended December 31, 2006 as compared to $79,000, or $0.03 per share, for the same quarter in 2005. Net income for the year ended December 31, 2006 was $195,000, or $0.07 per share, compared to $368,000 or $0.14 per share for the year ended December 31, 2005, a decrease of $173,000, or 47.0 %.

The Company's assets at December 31, 2006 were $154.4 million compared to $144.0 million at December 31, 2005, an increase of $10.4 million, or 7.2 %. Loans receivable increased $9.6 million, or 9.9%, to $106.2 million at December 31, 2006 from $96.6 million as of December 31, 2005. Mortgage-backed securities increased $1.1 million, or 4.3%, to $26.7 million at December 31, 2006 from $25.6 million at December 31, 2005. As a partial offset, cash and cash equivalents decreased $904,000, or 18.4%, to $4.0 million at December 31, 2006 from $4.9 million at December 31, 2005. In addition, investment securities decreased $819,000 or 10.5%, to $7.0 million at December 31, 2006 from $7.8 million at December 31, 2005.

Total deposits decreased $3.6 million, or 3.3%, to $105.6 million at December 31, 2006 from $109.2 million at December 31, 2005. Advances from Federal Home Bank of New York increased $13.5 million, or 79.4%, to $30.5 million at December 31, 2006 from $17.0 million at December 31, 2005.

Advances from the Federal Home Loan Bank of New York were invested in mortgage-backed securities and loans receivable consisting of residential, commercial, construction and mixed-use properties. This resulted in the increase of $9.6 million in loans receivable and an increase of $1.1 million in mortgage-backed securities. Repayments in investment securities resulted in the net decrease of $819,000. Cash and cash equivalents decreased $904,000.

Total stockholders' equity decreased $1.0 million to $15.0 million at December 31, 2006 from $16.0 million at December 31, 2005. The decrease reflects the inclusion of $1.2 million of accumulated other comprehensive loss, which is the result of the implementation of Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans (FAS 158). This new standard is effective for plan sponsors with, or controlled by an entity with, publicly traded equity securities. The standard does not impact the determination of the Plan's expense; however, it does impact how the Plan is recorded on the employer's balance sheet. FAS 158 requires that the overfunded or underfunded status of a pension or postretirement plan be recorded on the employer's balance sheet as an asset or liability (after any adjustment for taxes). Any difference between the amount already reflected (generally the accrued or prepaid expense) and the required amount is reflected as an adjustment to Accumulated Other Comprehensive Income.

 The decrease to stockholders' equity also reflects $190,000 of repurchases of shares under the stock repurchase program, and $3,000 for the payment of fractional shares under the stock dividend program, partially offset by increases net income of $195,000, the market appreciation of $7,000 relating to the release of ESOP shares, amortization of $34,000 of unearned ESOP shares, amortization of $92,000 of restricted stock awards for the Company's Stock-Based Incentive Program, and amortization of $82,000 of stock option awards.

On June 30, 2005, the Company approved a stock repurchase program and authorized the repurchase of up to 50,000 shares of the Company's outstanding shares of common stock. Stock repurchases will be made from time to time and may be effected through open market purchases, block trades and in privately negotiated transactions. Repurchased stock will be held as treasury stock and will be available for general corporate purposes. As of December 31, 2006, 36,340 shares have been acquired at an average price of $8.12 per share.

INCOME INFORMATION - Three month periods ended December 31, 2006 and 2005

Net income decreased by $21,000, or 26.6%, to $58,000 for the quarter ended December 31, 2006 from $79,000 for the same quarter in 2005. The decrease in earnings for the quarter was primarily due to an increase of $350,000 in interest expense resulting from an increase of 58 basis points in the average cost of deposits to 2.56% for the quarter ended December 31, 2006 from 1.98% for the quarter ended December 31, 2005. In addition, the increase in interest expense resulted from an increase of $15.1 million in the average balance of Federal Home Loan Bank of New York Advances to $29.6 million at an average cost of 5.07% for the quarter ended December 31, 2006. For the quarter ended December 31, 2005, the average balance of Federal Home Loan Bank of New York Advances was $14.5 million at an average cost of 4.34%. Net income also decreased as result of an increase of $5,000 in non-interest expenses, partially offset by an increase of $248,000 in interest income, an increase of $50,000 in non-interest income, a $35,000 decrease in income taxes, and a $1,000 decrease in provision for loan losses.

INCOME INFORMATION - Years ended December 31, 2006 and 2005

Net income decreased by $173,000, or 47.0%, to $195,000 for the year ended December 31, 2006 from $368,000 for the year ended December 31, 2005. The decrease was primarily due to an increase of $1.4 million in interest expense resulting from an increase of 48 basis points in the average cost of deposits to 2.30% for the year ended December 31, 2006 from 1.82% for the year ended December 31, 2005. In addition, the increase in interest expense resulted from an increase of $19.6 million in the average balance of Federal Home Loan Bank of New York Advances to $25.3 million at an average cost of 4.88% for the year ended December 31, 2006. For the year ended December 31, 2005, the average balance of Federal Home Loan Bank of New York Advances was $5.7 million at an average cost of 4.04%. Net income also decreased as result of an increase of $117,000 in non-interest expense and an increase of $29,000 in provision for loan losses, which was partially offset by an increase of $1.1 million in interest income, an increase of $140,000 in non-interest income, and a decrease of $170,000 in income taxes.

Other financial information is included in the table that follows. All information is unaudited.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe", "expect", "intend", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

SELECTED FINANCIAL CONDITION DATA

                                      DECEMBER 31,     DECEMBER 31,
                                          2006             2005
                                      ------------     ------------
                                           (in thousands)

Total Assets                          $    154,382     $    143,953
Loans Receivable                           106,230           96,591
Investment                                   6,990            7,809
Securities
Mortgage-backed Securities                  26,727           25,633
Cash and Cash Equivalents                    4,007            4,911
Deposits                                   105,641          109,218
Borrowings                                  30,487
                                                            16,969
Stockholders'                               15,046           16,033
Equity

SELECTED OPERATING DATA

                                           AT OR FOR THE THREE                  AT OR FOR THE
                                        MONTHS ENDED DECEMBER 31,          YEARS  ENDED DECEMBER 31,
                                          2006             2005             2006             2005
                                      ------------     ------------      ------------     ------------
                                                               (in thousands)

Total Interest                         $    2,282      $     2,034       $     8,773      $     7,708
Income
Total Interest Expense                      1,029              679             3,620            2,219
Net Interest                                1,253            1,355             5,153            5,489
Income
Provision for Loan Loss                         0                1                49               20
Non-interest                                  105               55               351              212
Income
Non-interest                                1,271            1,266             5,150            5,033
Expense
Income Taxes                                   29               64               110              280
Net Income                             $       58      $        79       $       195      $       368

PERFORMANCE RATIOS

Return on Average Assets                    0.15%            0.22%             0.12%            0.26%
Return on Average Equity                    1.46%            1.96%             1.21%            2.31%
Interest Rate                               3.24%            3.79%             3.41%            3.91%
Spread

ASSET QUALITY RATIOS

Allowance for Loan Losses to
   Total Loans Receivable                   0.19%            0.20%             0.19%            0.20%
Non-performing Loans to Total               0.05%            0.14%             0.05%            0.14%
Assets

CAPITAL RATIO
Equity toTotal                                                                10.01%           10.57%
Assets
